UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 7, 2018

Commission File Number:  0-23636

Hawthorn Bancshares, Inc.
(Exact name of registrant as specified in its charter.)

Missouri
(State or other jurisdiction of incorporation or organization)
43-1626350
(IRS Employer Identification No.)

132 East High Street, PO Box 688, Jefferson City, Missouri 65102
(Address of principal executive offices)

573-761-6117
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hawthorn Bancshares, Inc. Excess Benefit Plan
On November 7, 2018, Hawthorn Bancshares, Inc., a Missouri corporation ("Hawthorn"), adopted, effective as of January 1, 2018, the Hawthorn Bancshares, Inc. Excess Benefit Plan (the "Plan"). The Plan was established to restore certain retirement benefits that are denied under the company's defined benefit pension plan (the Hawthorn Bancshares, Inc. Retirement Plan) to selected key management and highly compensated employees, including Hawthorn's chief executive officer, because of applicable benefit limits under the Internal Revenue Code (the "Code").

Under the terms of the Plan, a participant is eligible to receive a monthly benefit beginning upon the later of the participant's termination of employment or attainment of age 65. Benefits under the Plan are paid as a single life annuity, with ten years certain. The monthly benefit is generally equal to the hypothetical amount the Plan participant would have received under Hawthorn's defined benefit pension plan if (i) the limits imposed by Code section 401(a)(17) (annual compensation limit eligible to be taken into account for qualified retirement plan benefits) and Code section 415 (maximum annual benefit under a pension plan) did not exist, minus the participant's actual monthly benefit amount under the Company's pension plan. For purposes of the benefit calculations, any reduction for benefits commencing between the participant's early retirement date and the normal retirement date or any increase in benefits commencing between the participant's normal retirement date and late retirement date is taken into account but any potential reduction due to inadequate funding of the Company's pension plan is ignored.

The supplemental benefit under the Plan commences in the first month after the later of the participant's termination of employment or the participant's attainment of age 65. If, on the participant's benefit commencement date, the benefit has an actuarial equivalent single-sum value of less than $50,000, the benefit will be distributed in a single lump-sum payment. If required by Code section 409A, benefit commencement may be delayed until the first business day of the seventh month following a participant's separation from service.

The Plan also provide for death benefits to a participant's spouse or designated beneficiary. If a participant dies after benefits have started, the existing benefit (single life annuity with ten year certain payments) continues. If a participant's death occurs before benefit payments have started, the death benefit amount is calculated based on a one hundred twenty (120) month payment benefit commencing on the first day of the month following the month in which the Plan participant would have attained age 65 and reduced by (i) 1/180th for each of the first 60 months the participant died before his or her 65th birthday, (ii) 1/360th for each of the second 60 months the participant died before his or her 65th birthday and (iii) actuarial reduced if the participant dies before age 55. If a Plan participant dies before benefits have commenced, the death benefit will be paid for a period of 120 months and start within 90 days of the participant's death.

Hawthorn is under no obligation to set aside, earmark or otherwise segregate any funds with which to pay Hawthorn's obligations under the Plan. The Plan participants will remain general unsecured creditors of Hawthorn.

The foregoing description of the Plan is qualified in its entirety by reference to the copy of the executed Plan, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of a Class II Director
On November 7, 2018, in accordance with Hawthorn's Bylaws, the Board of Directors of Hawthorn increased the size of the Board of Directors from five to six, and appointed Gus S. Wetzel, III as a Class II director to fill the resulting vacancy created by such action. This appointment is for a term expiring at the 2021 annual meeting of Hawthorn shareholders and until his successor is duly elected and qualified or until his earlier resignation or removal. Mr. Wetzel also was appointed to serve as a member of the nominating and corporate governance, audit and compensation committees of the Board of Directors.

Hawthorn issued a press release on November 13, 2018 announcing the appointment of Gus S. Wetzel, III as a Class II director. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

10.1 Hawthorn Bancshares, Inc. Excess Benefit Plan.

99.1 Press release, dated November 13, 2018, issued by Hawthorn Bancshares, Inc. announcing the appointment of Gus S. Wetzel, III as a Class II director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hawthorn Bancshares, Inc.

Date:   November 13, 2018
By:	/s/ David T. Turner

Name: David T. Turner
Title: Chairman, CEO & President

Exhibit Index

Exhibit No.	Description
EX-10.1	Hawthorn Bancshares, Inc. Excess Benefit Plan
EX-99.1	Press release, dated November 13, 2018, issued by Hawthorn Bancshares, Inc. announcing the appointment of Gus S. Wetzel, III as a Class II director.